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                                                                   Exhibit 10(c)

FUQUA                                                J. REX FUQUA
ENTERPRISES, INC.                                    Vice Chairman of the Board
                                                     1201 W. Peachtree St.
                                                     Atlanta, GA 30309-3400
                                                     Suite 5000
                                                     404-815-2000 phone
                                                     404-815-4529 fax


July 1, 1997



Mr. Lawrence P. Klamon
2665 Dellwood Drive
Atlanta, Georgia  30305

Dear Larry:

         This letter will confirm our agreement regarding your benefits in the event there is a Change of Control of Fuqua Enterprises, Inc. (the "Company"). A Change of Control has the same meaning as defined in Section 2 of the Employment Agreement dated July 1, 1997 between the Company and John J. Huntz, Jr.

         In the event there is a Change of Control of the Company during the two years commencing June 12, 1997, whether or not you are continued to be employed by the Company;

    (a) The Company shall for a period of two years from the date of the Change of Control, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, continue benefits to you and/or your family at least equal to those which would have been provided to you and your family under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, and in no event shall such plans, practices, policies and programs provide you or your family with benefits which are less favorable, in aggregate, than those provided to you and your family as of the date of the Change of Control, provided, however, that if you become re-employed with another employer and you are eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

    (b) The Company shall pay the balance necessary to purchase the automobile then being leased for your use and shall transfer title of such automobile to you.


Agreed:                                            Very truly yours,

                                                   Fuqua Enterprises, Inc.


/s/ L. P. Klamon                                   by:   /s/ J. Rex Fuqua
--------------------------------                      ------------------------
Lawrence P. Klamon                                    J. Rex Fuqua
                                                      Vice Chairman